Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

SAFLINK Corporation:

We consent to the incorporation by reference in registration statements (Nos. 333-92072, 333-74253 and 033-68832) on Form S-8, registration statements (Nos. 033-62430, 333-75789, 333-23467, 333-01510, 333-58575, and 333-54084) on Form S-3, registration statement (No. 333-97221) on Form S-2 and registration statement (No. 333-68642) on Form S-1 of SAFLINK Corporation of our report dated February 7, 2003, except as to Note 16, which is as of March 24, 2003, relating to the consolidated balance sheets of SAFLINK Corporation and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002, annual report on Form 10-K of SAFLINK Corporation.

/s/    KPMG LLP

Seattle, Washington

March 24, 2003